EX-99.23.j


                         CONSENT OF INDEPENDENT AUDITORS

     As independent public accountants, we hereby consent to the use of our report dated September 11, 2003 for the IMS Strategic Income Fund, and our report dated July 16, 2003 for the IMS Capital Value Fund and the IMS Strategic Allocation Fund (collectively, the "Funds") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 80 to AmeriPrime Funds' Registration Statement on Form N-1A (file No. 33-96826), including the references to our firm under the heading "Financial Highlights" in the Prospectuses and the heading "Accountants" in the Statement of Additional Information of the Funds.




McCurdy & Associates CPA's, Inc.
Westlake, Ohio

October 29, 2003